Exhibit 21.1

GENCOR INDUSTRIES, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

All of the operating subsidiaries of Gencor Industries, Inc., a Delaware corporation, listed below are included in the Consolidated Financial Statements:

	State in Which Incorporated	Country in Which Incorporated

General Combustion Corporation	Florida

General Combustion Limited (sold in June 2009)		England

Bituma-Stor, Inc.	Iowa

Bituma Corporation	Washington

Equipment Services Group, Inc.	Florida

Gencor International Limited		British Virgin Islands